Exhibit 99.1

GAUCHO GROUP HOLDINGS ANTICIPATES REVENUE SURGE AMID ARGENTINA’S MONETARY SHIFT

Milei’s Dollarization Strategy Can Mean Significant Revenue Increases For Company Assets

MIAMI, FL / January 24, 2024 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the ‘Company’ or ‘Gaucho Holdings’), today announced its robust outlook in response to Argentina’s progressive economic reforms under President Javier Milei. With plans to ultimately transition to a dollarized economy, this policy shift is anticipated to more than double the Company’s income in pesos, thereby significantly benefiting cash flow.

At Gaucho Holdings’ esteemed properties such as Algodon Mansion in Buenos Aires and Algodon Wine Estates Resort in San Rafael Mendoza, the Company’s strategy of charging in USD while incurring expenses in pesos positions it to potentially realize a considerable uptick in revenue. This structure could yield an increase of hundreds of thousands of USD per year in positive cash flow.

Regarding the progression of Milei’s dollarization initiative, it is important to note that while the immediate plan involves a necessary devaluation of the peso, the ultimate goal remains to transition to a dollarized economy. This strategy aligns with Milei’s broader economic reform agenda, aiming to stabilize the Argentine economy by curbing its high inflation rates.

Scott Mathis, CEO and Founder of Gaucho Group Holdings, provided a comprehensive overview of the situation: “In the immediate future, spanning about 6 to 8 months, we anticipate a substantial benefit from our USD rates against our labor costs in ARS, which represent a significant portion of our expenses. However, looking ahead to the next 10 to 12 months, we expect these advantages might reduce or possibly even disappear as labor unions in Argentina are likely to seek wage increases in response to economic changes. Despite these challenges, the first 8 months should witness a positive economic impact due to President Milei’s pivotal reforms. The year 2024 is shaping up to be challenging, yet it presents opportunities, particularly in the real estate sector, which is poised to become a key driver of economic activity. Additionally, the banking sector’s role in offering reasonable lending rates will be crucial during this period. We are committed to playing a significant role in this dynamic and evolving economic landscape, contributing to and thriving amidst these transformative changes.”

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com